UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2008

EXOPACK HOLDING CORP.

(Exact name of registrant specified in its charter)

Delaware	333-136559	76-0678893
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3070 Southport Road, Spartanburg, South Carolina	29302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 596-7140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (d) Resignation of Director and Election of New Director

One of our directors, Kevin J. Calhoun, resigned from his position as a member of the Board of Directors (the “Board”) of Exopack Holding Corp. (the “Company”), effective April 7, 2008. Mr. Calhoun also resigned as the Chairman of the Audit Committee of the Board. On the same date, Mark Brody was elected to the Board to fill the vacancy created by the departure of Mr. Calhoun, and existing Board member Michael E. Alger was appointed to serve as the Chairman of the Audit Committee of the Board. Mr. Brody was also appointed to serve as a member of the Audit Committee of the Board, to fill the vacancy created by the departure of Mr. Calhoun.

Mr. Brody is employed by Sun Capital Partners, Inc., an affiliate of the ultimate sole shareholder of the Company. There are no other arrangements or understandings between Mr. Brody and any other person pursuant to which he was selected to serve on the Board and there exist no related party transactions between Mr. Brody and the Company. Mr. Brody will not be compensated for serving as director, but he will be reimbursed for actual expenses incurred in attending meetings of the Board.

Mr. Brody has 25 years of senior finance and executive management experience. Prior to joining Sun Capital Partners, Inc., Mr. Brody served from 2001 to 2006 as Chief Financial Officer for Flight Options, a leading provider of fractional jet services. Prior to his employment with Flight Options, Mr. Brody served as Chief Financial Officer or Vice President, Finance for a number of manufacturing-related public companies, including Sudbury, Inc., Essef Corporation, Anthony & Sylvan Pools and Waterlink, Inc. Mr. Brody started his career as an auditor with Ernst & Young. Mr. Brody received his Bachelor of Arts degree in Accounting from Grove City College and is a CPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOPACK HOLDING CORP.

Date: April 10, 2008	By:	/s/ Jack E. Knott
	Name:	Jack E. Knott
	Title:	Chief Executive Officer